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                                                                     Exhibit 4.2
                                                                     -----------

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                              THERMO FIBERTEK INC.

THERMO FIBERTEK INC. (the "Corporation"), organized and existing under and by virtue of the General Law of the State of Delaware, does hereby certify as follows:

At meetings of the Board of Directors of the Corporation held on September 28, 2000 and March 20, 2001, the Board of Directors duly adopted resolutions pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth amendments to the Certificate of Incorporation of the Corporation, as amended, and declaring said amendments to be advisable. The stockholders of the Corporation duly approved, pursuant to said Section 242, said proposed amendments at the Corporation's Annual Meeting of Stockholders held on May 15, 2001. The resolutions setting forth the amendments to the Certificate of Incorporation, as amended, are as follows:

RESOLVED:    That, subject to stockholder approval, Article FIRST of the
--------     Certificate of Incorporation of the Corporation, as amended, be and hereby is deleted in its entirety and the following new Article
             FIRST be and hereby is inserted in lieu thereof:

                  "FIRST:  The name of the Corporation is Kadant Inc."

FURTHER
RESOLVED:    That, subject to stockholder approval, the following new paragraph
--------     be and hereby is inserted immediately prior to the first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation, as amended:

                  "That each five issued and outstanding shares of Common Stock (as defined below) shall be combined, reclassified and changed into one share of Common Stock of the Corporation; provided, however, that in lieu of any fractional shares of Common Stock to which any stockholder would otherwise be entitled pursuant hereto (taking into account all shares of capital stock owned by such stockholder), such stockholder shall be entitled to receive a cash payment equal to the amount determined by the Board of Directors to be the fair value of a share of Common Stock multiplied by the proportion that such fractional share bears to one share of Common Stock."
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FURTHER
RESOLVED:    That, subject to stockholder approval, Article FOURTH of the
--------     Certificate of Incorporation of the Corporation, as amended, be and hereby is deleted in its entirety and the following new Article
             FOURTH be and hereby is inserted in lieu thereof:

                  "FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 155,000,000 shares, consisting of (i) 150,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), and
                  (ii) 5,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock").

             The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

                  A.  COMMON STOCK.
                      ------------

                      1.  General.  The voting, dividend and liquidation rights
                          -------
                  of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

                      2.  Voting.  The holders of the Common Stock shall have
                          ------
                  voting rights at all meetings of stockholders, each such holder being entitled to one vote for each share thereof held by such holder. There shall be no cumulative voting.

                      The number of authorized shares of Common Stock may be
                  increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

                      3.  Dividends.  Dividends may be declared and paid on the
                          ---------
                  Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

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                      4.  Liquidation.  Upon the dissolution or liquidation of
                          -----------
                  the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

                  B.  PREFERRED STOCK.
                      ---------------

                      Preferred Stock may be issued from time to time in one or
                  more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

                      Authority is hereby expressly granted to the Board of
                  Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issuance of the shares thereof, to determine and fix the number of shares of such series, such voting powers thereof, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolution or resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of Delaware. Without limiting the generality of the foregoing, the resolution or resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise provided in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any

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                  shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation."

This Certificate of Amendment to Certificate of Incorporation is to be effective at 9:00 a.m. on Thursday, July 12, 2001.


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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its President and Chief Executive Officer this 11th day of July, 2001.

                              THERMO FIBERTEK INC.

                              By: /s/ William A. Rainville
                                  ------------------------------------
                                  William A. Rainville
                                 President and Chief Executive Officer

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